Exhibit 99.1

       Atrion Reports Third Quarter Results; Diluted EPS Increased by 21%


     ALLEN, Texas--(BUSINESS WIRE)--Oct. 27, 2005--Atrion Corporation (Nasdaq:ATRI) today announced that for the third quarter of 2005 diluted earnings per share were up 21% compared to the results for the third quarter of 2004. Revenues in the third quarter increased by 10% from the same prior-year period.
     Commenting on the Company's results, Emile A. Battat, Chairman and CEO, said, "We are very pleased with the continuation of our double-digit percentage increase in sales compared to our previous-year period. Increased sales, coupled with continued favorable product mix and lower operating expenses, led to a 40% increase in operating income in the third quarter over the comparable prior-year period. Our effective income tax rate was substantially higher in the current period. In fact, had we been subjected to the same rate as last year, our earnings per share would have shown a 33% increase rather than the reported 21%."
     Mr. Battat added, "As we approach the year end, it is clear that our earnings per share from continuing operations will, for the seventh consecutive year, exceed our annual growth target of 15%. While it is too early to venture a forecast for 2006, we anticipate that the year as a whole will show further growth, albeit at a more modest pace than we are experiencing in the current year. Furthermore, the anticipated growth in quarterly earnings next year is likely to show variability, with the results of any given period not necessarily indicative of the growth for the year. This may be especially true in the first quarter which will be compared to the 2005 period in which an unusual confluence of positive events led to a robust 76% increase over the first quarter of the prior year."
     Atrion's revenues for the quarter ended September 30, 2005 were $18,338,000 compared with $16,704,000 for the same period in 2004. On a diluted per share basis, net income for the period increased to $1.15 as compared to $.95 in the same quarter of last year.
     Revenues for the first nine months of 2005 increased 10% to $55,085,000 from $49,910,000 for the same period in 2004. Net income for the first nine months of 2005 was $3.56 per diluted share versus $2.52 in 2004, a 41% increase, with gains from discontinued operations of $.09 per share in both periods.
     Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

     The statements in this press release that are forward-looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding earnings per share for 2005 and earnings growth in 2006. Words such as "expects," "believes," "anticipates," "intends," "will," and "should" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.


                          ATRION CORPORATION
              UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                 ------------------- -----------------
                                   2005      2004     2005     2004
                                 ---------- -------- -------- --------
Revenues                           $18,338  $16,704  $55,085  $49,910
Cost of goods sold                  11,377   10,506   33,297   31,691
                                 ---------- -------- -------- --------
Gross profit                         6,961    6,198   21,788   18,219
Operating expenses                   3,850    3,981   12,127   12,037
                                 ---------- -------- -------- --------
Operating income                     3,111    2,217    9,661    6,182

Interest expense, net                  (11)     (12)     (29)     (33)
Other income, net                        2       --       10       45
                                 ---------- -------- -------- --------
Income from continuing
 operations before provision for
 income taxes                        3,102    2,205    9,642    6,194
Income tax provision                  (861)    (449)  (2,999)  (1,708)
                                 ---------- -------- -------- --------
Income from continuing
 operations                          2,241    1,756    6,643    4,486
Gain on disposal of discontinued
 operations                             --       --      165      165
                                 ---------- -------- -------- --------
    Net income                      $2,241   $1,756   $6,808   $4,651
                                 ========== ======== ======== ========

Income per basic share:
  Income from continuing
   operations                        $1.23    $1.02    $3.73    $2.62
  Gain on disposal of
   discontinued operations              --       --      .09      .10
                                 ---------- -------- -------- --------
    Net income per basic share       $1.23    $1.02    $3.82    $2.72
                                 ========== ======== ======== ========

Weighted average basic shares
 outstanding                         1,829    1,716    1,781    1,710
                                 ========== ======== ======== ========

Income per diluted share:
  Income from continuing
   operations                        $1.15     $.95    $3.47    $2.43
  Gain on disposal of
   discontinued operations              --       --      .09      .09
                                 ---------- -------- -------- --------
    Net income per diluted share     $1.15     $.95    $3.56    $2.52
                                 ========== ======== ======== ========

Weighted average diluted shares
 outstanding                         1,953    1,854    1,915    1,849
                                 ========== ======== ======== ========


                               ATRION CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                   Sept. 30, Dec. 31,
ASSETS                                               2005      2004
                                                  ----------- --------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                             $430     $255
  Accounts receivable                                  8,957    7,588
  Inventories                                         17,156   14,013
  Deposit on land purchase                                --    3,750
  Prepaid expenses                                     1,039    1,028
  Deferred income taxes                                1,039    1,039
                                                  ----------- --------
    Total Current Assets                              28,621   27,673
Property, plant and equipment, net                    32,474   25,331
Other assets                                          15,331   14,404
                                                  ----------- --------

                                                     $76,426  $67,408
                                                  =========== ========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                  8,817    8,467
  Line of credit                                       1,953    2,936
  Other non-current liabilities                        5,632    5,402
  Stockholders' equity                                60,024   50,603
                                                  ----------- --------

                                                     $76,426  $67,408
                                                  =========== ========



     CONTACT: Atrion Corporation, Allen
              Jeffery Strickland, 972-390-9800